Exhibit 4.9

NEWGISTICS, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

September 30, 2002

TABLE OF CONTENTS

1.	Registration Rights	1

1.1	Definitions	1

1.2	Request for Registration	2

1.3	Company Registration	4

1.4	Obligations of the Company	4

1.5	Furnish Information.	6

1.6	Expenses of Demand Registration	7

1.7	Expenses of Company Registration	7

1.8	Underwriting Requirements	7

1.9	Delay of Registration	8

1.10	Indemnification	8

1.11	Reports Under Securities Exchange Act	10

1.12	Form S-2 or S-3 Registration	11

1.13	Assignment of Registration Rights	12

1.14	Limitations on Subsequent Registration Rights	12

1.15	“Market Stand-Off” Agreement	13

1.16	Termination of Registration Rights.	13

2.	Covenants of the Company.	13

2.1	Delivery of Financial Statements	13

2.2	Inspection	14

2.3	Limited Rights of First Refusal	14

2.4	2000 Stock Option/Stock Issuance Plan	16

2.5	Insurance	16

2.6	Payment of Indebtedness	16

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2.7	Tax Matters	16

2.8	Compliance with Laws	16

2.9	Proprietary Information and Inventions Agreements	17

2.10	Special Family Relationships	17

2.11	Annual Budget	17

2.12	Termination of Covenants	17

3.	Sale of Company	17

3.1	Sale of the Company	17

3.2	Sale Procedure	18

3.3	Sale Offers	18

3.4	Acceptance; Counter Offer	18

3.5	Purchase and Sale	19

3.6	Voting, Etc	19

3.7	Lapse	19

4.	Miscellaneous	19

4.1	Successors and Assigns	19

4.2	Governing Law	19

4.3	Counterparts	19

4.4	Titles and Subtitles	19

4.5	Notices	19

4.6	Expenses	20

4.7	Amendments and Waivers	20

4.8	Severability	21

4.9	Aggregation of Stock	21

4.10	Entire Agreement	21

3

Schedule A	Schedule of Investors

Schedule B	Schedule of Founders

Exhibit A	Proprietary Information and Inventions Assignment

4

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 30th day of September, 2002, by and among Newgistics, Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor,” and the stockholders of the Company’s Common Stock listed on Schedule B hereto, each of which is herein referred to as a “Founder.”

RECITALS:

WHEREAS, the Company and certain of the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Company has agreed to sell, and such Investors have agreed to purchase, shares of the Series D Preferred Stock of the Company;

WHEREAS, as a condition of entering into the Purchase Agreement, certain of the Investors have required that the Company extend to them registration rights, information rights and other rights as set forth below; and

WHEREAS, certain Investors and Founders holding a majority of the outstanding shares of Registrable Securities (as defined below) desire to enter into this Agreement to amend and restate in its entirety that certain Second Amended and Restated Investors’ Rights Agreement dated as of April 25, 2002 (the “Prior Agreement”).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.	Registration Rights. The Company covenants and agrees as follows:

1.1	Definitions. For purposes of this Section 1:

(a) The term “Securities Act” means the Securities Act of 1933, as amended, or any successor U.S. federal statute that shall be in effect at the time.

(b) The terms “Form S-2” and “Form S-3” means such forms, under the Securities Act as in effect on the date hereof or any similar short-form registration statements subsequently adopted by the SEC which permit inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(d) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor U.S. federal statute that shall be in effect at the time.

(e) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(f) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock or upon exercise of any warrant (each a “Common Warrant”) issued pursuant to the Series B Preferred Stock Purchase Agreement, dated as of July 10, 2001, between the Company and the Investors party thereto, held by any Investor or proper transferee, (ii) the Common Stock issuable upon the exercise of any warrants that may be issued to R. R. Donnelley & Sons Company as set forth in a Co-Marketing Agreement, as amended from time to time, between the Company and R. R. Donnelley & Sons Company, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a Holder in a transaction in which his rights under this Section 1 are not assigned.

(g) The term “Founder Registrable Securities” means (i) the Common Stock of the Company issued to the Founders and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Founder Registrable Securities sold by a Founder in a transaction in which his rights under this Section 1 are not assigned.

(h) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(i) The term “SEC’ shall mean the Securities and Exchange Commission or any other U.S. federal agency at the time administering the Securities Act.

1.2	Request for Registration.

(a) If the Company shall receive at any time after the earlier of (A) July 25, 2005, or (B) 180 days following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the initial firm commitment underwritten offering of its securities to the general public, a written request from the Holders of at least a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 50% of the Registrable Securities then outstanding, then the Company shall:

(i)	within ten days of the receipt thereof, give written notice of such request to all Holders; and

(ii) effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within 20 days of the mailing of such notice by the Company in accordance with Section 4.5.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) Within 12 months after the effective date of the first registration made pursuant to this Section 1.2;

(iii) During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 or Section 1.12 hereof; provided, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3 Company Registration. If, but without any obligation to do so, at any time after its initial public offering (unless such offering is initiated pursuant to Section 1.2) the Company proposes to register (including for this purpose a registration effected by the Company for the Holders or stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder and Founder written notice of such registration. Upon the written request of each Holder or Founder given within 20 days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities and Founder Registrable Securities that each such Holder and Founder, as the case may be, has requested to be registered.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities or Founder Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and Founder Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities and Founder Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder or Founder, as the case may be, refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities and Founder Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities and Founder Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders and Founders, as the case may be, such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities and Founder Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders or the Founders, or the managing underwriter in the case of an underwritten public offering; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder and Founder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities, and each Founder holding Founder Registrable Securities, covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities and Founder Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities and Founder Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities and Founder Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder or Founder requesting registration of Registrable Securities or Founder Registrable Securities pursuant to this Section 1,

on the date that such Registrable Securities or Founder Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders and Founders requesting registration of Registrable Securities and Founder Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders and Founders requesting registration of Registrable Securities and Founder Registrable Securities.

(j) Notify each Holder of Registrable Securities and each Founder of Founder Registrable Securities, covered by such registration statement, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

(k) Advise each Holder of Registrable Securities or Founder holding Founder Registrable Securities, covered by such registration statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

(l) Otherwise use its best efforts to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended method of disposition and to make generally available to its security holders, as soon as reasonably practicable, an earning statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

1.5	Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities or Founder Registrable Securities of any selling Holder or Founder, as the case may be, that such Holder or Founder shall furnish to the Company such information regarding itself, the Registrable Securities and Founder Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities or such Founder’s Founder Registrable Securities, as the case may be.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2), whichever is applicable.

1.6 Expenses of Demand Registration. All expenses, other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing, qualification, transfer agent, blue sky, NASD, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2. All other expenses (including underwriting discounts and commissions) shall be borne by the selling Holders, pro rata among such Holders on the basis of the number of shares of Registrable Securities of each such Holder included in the registration.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities and Founder Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder and Founder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, qualification, transfer agent, blue sky, NASD, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders, but excluding underwriting discounts and commissions relating to Registrable Securities and Founder Registrable Securities. All other expenses (including underwriting discounts and commissions) shall be borne by the selling Holders and/or Founders, pro rata among such Holders and Founders on the basis of the aggregate number of shares of Registrable Securities of each such Holder and Founder Registrable Securities of each such Founder included in the registration.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ or Founders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities and Founder Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities and Founder Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata first among the selling stockholders that hold Registrable Securities, and second, among the holders of Founder Registrable Securities on a similar pro rata basis and then to other selling stockholders with rights to include their shares in such registration, according to the total amount of securities entitled to be included therein owned by each such selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder”, and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder”, as defined in this sentence.

1.9 Delay of Registration. No Holder or Founder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each Founder, any underwriter (as defined in the Securities Act) for such Holder and their respective officers and directors and each person who controls any of such persons within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) and expenses (including reasonable attorney fees) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, Founder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, Founder underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder and each selling Founder (in each case severally and not jointly) will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder or Founder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder or Founder expressly for use in connection with such registration; and each such Holder or Founder, will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder or Founder, as the case may be, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder or such Founder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company, Holders and Founders under this Section 1.10 shall survive the completion of any offering of Registrable Securities or Founder Registrable Securities in a registration statement under this Section 1, and otherwise, and shall not be affected by any investigation by the Company, Holders or Founders.

1.11 Reports Under Securities Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Form S-2 or S-3 Registration. In case the Company shall receive a written request from the Holder or Holders of (i) at least 25% of the Registrable Securities then outstanding or (ii) the holders of a majority of the then outstanding Registrable Securities issued or issuable upon conversion of the Series D Preferred Stock purchased pursuant to the Purchase Agreement that the Company effect a registration on Form S-2 or Form S-3, or any comparable or successor form or forms, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-2 or Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than (x) $1.0 million if effected pursuant to clause (i) of Section 1.12 or (y) $500,000 if effected pursuant to clause (ii) of Section 1.12; (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-2 or Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-2 or Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any 12 month period; (4) if the Company has effected one registration pursuant to this Section 1.12 in the previous 12 months and such registration has been declared or ordered effective; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with not more than two registrations requested pursuant to clause (i) of Section 1.12 and not more than one registration requested pursuant to clause (ii) of Section 1.12, including (without limitation) all registration, filing, qualification, transfer agent, blue sky, NASD, printer’s and accounting fees and the reasonable fees and disbursements of a single counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

(d) Notwithstanding anything to the contrary herein, and in addition to the limitations set forth above, the rights set forth in clause (ii) of Section 1.12 will terminate upon the date that the Company effects one registration statement pursuant to clause (ii) of Section 1.12 covering at least 75% of the Registrable Securities issued upon conversion of the Series D Preferred Stock purchased pursuant to the Purchase Agreement and requested to be registered, and such registration has been declared or ordered effective.

1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder or Founder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 500,000 shares of Registrable Securities or Founder Registrable Securities, as the case may be (in each case subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including (without limitation) the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities or Founder Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities or Founder Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 or Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.15 “Market Stand-Off” Agreement. Each Holder and Founder hereby agrees that, during the period of up to 180 days following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

(a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

(b) all officers, directors and 5% stockholders of the Company enter into similar agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder and the Founder Registrable Securities of each Founder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

1.16	Termination of Registration Rights.

(a) No Holder or Founder shall be entitled to exercise any right provided for in this Section 1 after five years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

(b) In addition, the right of any Holder or Founder to request registration or inclusion in any registration pursuant to this Section 1 shall terminate after the closing of the first Company-initiated registered public offering of Common Stock of the Company at such time when all shares of Registrable Securities or Founder Registrable Securities held or entitled to be held upon conversion by such Holder or Founder may immediately be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this subsection 1.16(b) shall not apply to any Holder or Founder who owns more than 2% of the Company’s outstanding stock until such time as such Holder or Founder owns less than 2% of the outstanding stock of the Company.

2.	Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Holder who owns at least 10,600,000 shares of Registrable Securities (as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions) (a “Major Stockholder”) and each Founder:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and a consolidated statement of stockholders’ equity as of the end of such year, and a consolidated statement of operations and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by an independent “Big Four” public accounting firm selected by the Company;

(b) within 30 days of the end of each month, an unaudited consolidated balance sheet of the Company for and as of the end of such month, an unaudited consolidated statement of operations and a consolidated statement of cash flows, in reasonable detail, and a monthly executive summary of the Company’s activities;

(c) as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget for the next fiscal year prepared on a monthly basis, including balance sheets, sources and applications of funds statements for each of the months therein, and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Stockholder or Founder may from time to time request, provided, however, that the Company shall not be obligated under this subsection 2.1(d) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Stockholder, at such Major Stockholder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Stockholder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Limited Rights of First Refusal. If the Company shall issue any equity securities, options therefor or securities convertible or exercisable for equity securities (each an “Equity Security” and together, “Equity Securities”), each Founder, each holder of at least 500,000 shares of Series D Preferred Stock (each a “Series D Holder”) and each Major Stockholder shall be entitled to purchase a portion of such Equity Securities to be issued equal to the aggregate number of such Equity Securities multiplied by a fraction, the numerator of which is the number of shares of Common Stock held by such Founder, Series D Holder or Major Stockholder (assuming full conversion of all shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and full exercise of all Common Warrants), and the denominator of which is the aggregate number of shares of Common Stock of the Company then outstanding (assuming full conversion of all shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and full exercise of all Common Warrants); provided, that such limited rights of first refusal shall not apply to: (a) issuances of Equity Securities pursuant to the conversion of the Series A Preferred Stock, Series B Preferred Stock,

Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company; (b) issuances of Equity Securities to officers, directors or employees of, or consultants to, the Company as compensation for services, directly or pursuant to a stock option plan or a restricted stock purchase plan, in each case as approved by at least two-thirds of all of the members of the Board of Directors, including at least one Austin Ventures Director (as defined in the Third Amended and Restated Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among the Company and certain stockholders of the Company) and one Series B Director (as defined in the Voting Agreement); (c) issuances of Equity Securities to banks, savings and loan associations, equipment lessors or other similar lending institutions in connection with working capital or other credit facilities or equipment financing to the Company; (d) issuances of Equity Securities as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock or to all stockholders of the Company generally; (e) issuances of Equity Securities in connection with bona fide business or technology acquisitions (or licenses) of, or by, the Company, whether by merger, consolidation, sale of assets, sale or in each case, as approved by the Board of Directors of the Company including at least one Austin Ventures Director (as defined in the Voting Agreement) and one Series B Director (as defined in the Voting Agreement); (f) issuances of Equity Securities pursuant to Section 4 of the Co-Marketing Agreement, as amended from time to time, between the Company and R. R. Donnelley & Sons Company, or upon exercise of any warrants that may be issued to R. R. Donnelley & Sons Company thereunder; or (g) issuances of shares of Series D Preferred Stock pursuant to the Purchase Agreement; and provided, further, that the number of equity securities issued pursuant to (f) above may not represent, in the aggregate, in excess of 4,000,000 shares of capital stock as determined on a fully diluted basis at any time (as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions), and the number of shares issued pursuant to (c) and (e) above may not represent, in the aggregate, in excess of 8,500,000 shares of capital stock as determined on a fully diluted basis at any time (as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions). The price of Equity Securities which a Founder, Series D Holder or Major Stockholder becomes entitled to purchase under this Section 2.3 shall be the same price at which such Equity Securities are offered to others. A Founder, Series D Holder or Major Stockholder may exercise its limited rights of first refusal under this Section 2.3 to purchase Equity Securities by paying the purchase price therefor at the principal office of the Company within 30 days after receipt of notice from the Company stating the number or amount of Equity Securities it intends to issue and the price and characteristics thereof. The Founders, Series D Holders and Major Stockholders shall pay such purchase price in cash or by check; provided, however, that if the Company is indebted to such Founder, Series D Holder or Major Stockholder, the Founder, Series D Holder or Major Stockholder shall be entitled, at its sole option, to credit against the purchase price all or any portion of the Company’s indebtedness to such Founder, Series D Holder or Major Stockholder which is then due (declared but unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall not be deemed to be indebtedness for purposes of such credit). A Founder, Series D Holder or Major Stockholder’s limited rights of first refusal hereunder shall be deemed to be exercised immediately prior to the close of business on the day of payment of the purchase price in accordance with the foregoing provisions, and at such time such Founder, Series D Holder or Major Stockholder shall be treated for all purposes as the record holder of the Equity Securities purchased upon exercise of such limited rights of first refusal. As promptly as practicable (and in any event within ten days) on or after the purchase date, the Company shall issue and deliver at its principal office a certificate or certificates for the number of full shares of Common Stock or the number of full shares or amount, whichever is applicable, of Equity Securities together with cash for any fraction of a share or portion of an Equity Security at the purchase price to which the Founder, Series D Holder or Major Stockholder is entitled hereunder. Each Series D Holder and Major Stockholder shall be entitled to assign its rights to purchase Equity Securities pursuant hereto to any partner or affiliate of such Series D Holder or Major Stockholder, as applicable, including partners and affiliates that are not stockholders of the Company.

2.4 2000 Stock Option/Stock Issuance Plan. The Company shall not issue (or reserve for issuance) shares of capital stock or rights to acquire capital stock to employees, consultants and directors except for options in respect of 51,349,568 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transactions) shares of Common Stock authorized for issuance under the Company’s 2000 Stock Option/Stock Issuance Plan (including all shares of Common Stock previously issued under such plan), unless such issuance is approved by (i) the Board of Directors with the Austin Ventures Director (as defined in the Voting Agreement) concurring, (ii) the Investors holding at least of two-thirds of the Registrable Securities then held by all of the Investors and (iii) until March 31, 2003, the holders of a majority of the then outstanding shares of Series D Preferred Stock.

2.5 Insurance. The Company shall maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its property and business against loss or damages as may be required by law or as is customary for companies similarly situated and that is deemed by the Company to be sufficient. Upon request, the Company shall furnish each Major Stockholder with evidence of such insurance.

2.6 Payment of Indebtedness. The Company shall pay all amounts due under any loans to the Company as and when the same shall become due and payable.

2.7 Tax Matters. The Company will pay or cause to be paid all taxes, assessments and other governmental charges levied upon any of its properties or assets or its income or profit before the same become delinquent, except (i) that (unless and until foreclosure, sale or other similar proceedings shall have been commenced) no such charge need be paid if the Company is contesting it in good faith and by appropriate proceedings promptly initiated and diligently conducted and (ii) for such failures to pay or cause to pay which, individually and in the aggregate, could not reasonably be expected to result in a material adverse change in the business of the Company.

2.8 Compliance with Laws. The Company shall comply with all laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to it (including, without limitation, conditions, terms and provisions of its permits and licenses) and its assets and properties (collectively, the “Laws”) and with all contracts and agreements to which it is a party or shall become a party the violation of which Laws, contracts or agreements individually or in the aggregate, could reasonably be expected to result in a material adverse change in the Company’s business. Notwithstanding the foregoing, nothing in this Section 2.8 shall prohibit the Company from contesting in good faith the validity or applicability of any Law by appropriate proceedings that are promptly initiated.

2.9 Proprietary Information and Inventions Agreements. The Company shall enter into a Proprietary Information and Inventions Agreement with all appropriate employees, consultants and directors, in substantially the form attached hereto as Exhibit A.

2.10 Special Family Relationships. The Company shall require unanimous approval of the Board of Directors before any member of the “immediate family” (as defined below) of any employee, member of the Board of Directors or stockholder may become an employee of or a paid consultant to the Company or enter into a material transaction with the Company. “Immediate family” shall include any spouse, father, mother, brother, sister, lineal descendant of spouse, or lineal descendant of a person.

2.11 Annual Budget. The annual budget for the Company described in subsection 2.1(c) shall require the approval of at least two-thirds of all members of the Board of Directors, including at least one Austin Ventures Director (as defined in the Voting Agreement) and one Series B Director (as defined in the Voting Agreement).

2.12 Termination of Covenants. The covenants set forth in this Section 2 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, whichever event shall first occur.

3.	Sale of Company.

3.1 Sale of the Company. If on any Redemption Date (as defined in the Company’s Fourth Amended and Restated Certificate of Incorporation) the funds of the Company legally available for redemption of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are insufficient to redeem the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock to be redeemed on such Redemption Date, the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may elect, by giving written notice to that effect (a “Sale Notice”) to the Company not later than 90 days following such Redemption Date, to defer any such redemption of shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock that would otherwise be redeemed on such Redemption Date and to initiate procedures for the Sale of the Company. For purposes hereof, a “Sale of the Company” means either (i) a sale of all issued and outstanding stock of the Company, (ii) a sale of all of the assets and business of the Company and a liquidation of the Company promptly following such sale, or (iii) a merger or consolidation of the Company with or into another entity, in each case for cash or securities. If the Sale Notice is issued, all holders of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C

Preferred Stock and Series D Preferred Stock shall be deemed to have so deferred and the following procedure shall apply.

3.2 Sale Procedure. The Board of Directors shall, as promptly as practicable, engage a Qualified Investment Banker (as defined below) at the Company’s expense to represent the Company and the stockholders of the Company in connection with the Sale of the Company. The Company, the Founders and the Investors shall use their reasonable best efforts to consummate the Sale of the Company as soon as practicable after receipt of the Sale Notice, but shall not be required to solicit offers for more than six months following the date that the Qualified Investment Banker begins such engagement. Notwithstanding the foregoing sentence, “reasonable best efforts” shall not be interpreted to require the Founders and the Investors to take any actions other than voting and selling their shares of capital stock of the Company, except as such Founders and Investors may be required to act on behalf of the Company as an officer or director. For purposes hereof, a “Qualified Investment Banker” shall be a nationally recognized investment banking firm selected by a majority of the entire Board of Directors.

3.3 Sale Offers. At such time as the Company suspends its solicitation of offers for the Sale of the Company, it shall give each Investor written notice (an “Offer Notice”) describing each offer (each, a “Sale Offer”) received by the Company, setting forth the name of the proposed purchaser, a description of the consideration to be received upon the sale, the date for closing the sale and the other material terms of the Sale Offer. The holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may select one Sale Offer by giving written notice of such selection to the Company within 30 days following receipt of the Offer Notice.

3.4 Acceptance; Counter Offer. Notice of the Sale Offer selected by the holders of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock pursuant to Section 3.3 above shall be given by the Company to each Founder. Within 30 days following receipt of notice of such selection, the Company (or, if the selected Sale Offer is an offer to purchase capital stock of the Company, the Founders) must accept the selected Sale Offer or the Company must make a counter offer (a “Counter Offer”) to purchase all the Series A Preferred Stock, all the Series B Preferred Stock, all the Series B-1 Preferred Stock, all the Series C Preferred Stock and all the Series D Preferred Stock on the same terms and conditions set forth in the selected Sale Offer. The Company shall be deemed to have made a Counter Offer if within such 60 day period the Company or Founders holding the required number or percentage of shares of capital stock specified in the selected Sale Offer fail to accept the selected Sale Offer or the Board of Directors or stockholders of the Company fail to take any action required to be taken under the Delaware General Corporation Law or other applicable law to consummate the selected Sale Offer. If the selected Sale Offer is an offer to acquire the assets and business of the Company or for a merger, the Counter Offer shall include an offer to pay each holder of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock the aggregate consideration that such holder would receive if there occurred a liquidation of the Company immediately following the closing of the Sale Offer.

3.5 Purchase and Sale. If a Sale Offer is made and no Counter Offer is made, the Company or, if the Sale Offer is to purchase shares of capital stock of the Company, each Founder and Investor, shall sell the assets and business of the Company or shares of capital stock of the Company, as the case may be, on the terms set forth in the Sale Offer. If a Sale Offer is made and a Counter Offer is made by the Company, each holder of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall sell, and the Company shall purchase, all of the shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

3.6 Voting, Etc. Each Founder and Investor agrees to vote all shares of voting stock held by such Founder and Investor to cause the Company to effect a Sale of the Company pursuant to any Sale Offer accepted by the Company, including, without limitation, voting all shares of voting stock held by such Founder and Investor to approve a sale of assets by the Company followed by the liquidation and dissolution of the Company or to adopt a plan of merger of consolidation by the Company included in the terms of the Sale Offer, and to sell all shares of capital stock of the Company held by such Founder or Investor pursuant to such Sale of the Company.

3.7 Lapse. If all parties to this Agreement have performed their obligations under this Section 3 and if the Sale of the Company is not consummated prior to the expiration of 18 months after the date of the Sale Notice through no fault of the Company, the right herein granted to effect a Sale of the Company and the deferral of redemption rights shall each lapse. Nothing in this Section 3 shall be deemed to prevent the Company from engaging in an initial public offering of its securities during the time a Sale of the Company is being sought.

4.	Miscellaneous

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and do not constitute a part of this Agreement.

4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for such party set forth beneath such party’s name on Schedule A and Schedule B hereto (or at such other address for a party as shall be specified by like notice) and, in the case of the Company:

Newgistics, Inc.

2700 Via Fortuna, Suite 450

Austin, Texas 78746

Fax: (512) 225-6001

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Brobeck, Phleger & Harrison LLP

4801 Plaza on the Lake

Austin, Texas 78746

Fax: (512) 330-4001

Attn: Samer M. Zabaneh

Notices provided in accordance with this Section 4.5 shall be deemed delivered upon personal delivery, on three business days after deposit in the mail or upon actual receipt by facsimile if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if the facsimile is not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (or Common Stock issued upon conversion of any of the foregoing); provided that no amendment or modification shall be effective if it would adversely affect the rights of any Holder or group of Holders in a manner different than the other Holders without the written consent of such Holder or the holders of at least two-thirds of the Registrable Securities held by such group; and provided further, that the grant of subsequent registration rights which are senior or pari passu to the Founders’ rights shall not require consent of the Founders. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities or Founder Registrable Securities then outstanding, each future holder of all such Registrable Securities and Founder Registrable Securities, and the Company.

4.8 Severability. In the event one or more provisions of this Agreement should, for any reason be held to be invalid, illegal or unenforceable, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10 Entire Agreement. This Agreement (including the Schedules hereto) amends and restates the Prior Agreement and constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

NEWGISTICS, INC.

By:	/s/ Clarence J. Gabriel
Clarence J. Gabriel, Jr.
Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

STARVEST PARTNERS, L.P.

By:	StarVest Associates LLC,
its General Partner

By:	/s/ Laura B. Sachar
Laura B. Sachar
Manager Member

STARVEST MANAGEMENT INC., as nominee for

StarVest Partners, L.P. Advisory Council Co-Investment Plan

By:	/s/ Laura Sachar
Laura Sachar Co-Chairman

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

AUSTIN VENTURES VII, L.P.

By:	AV Partners VII, L.P.
its General Partner

By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis
General Partner

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

AV LABS I, L.P.

By:	AVL Partners I, L.P.
its General Partner

By:	/s/ Rob Adams
Rob Adams
General Partner

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

SPIEGEL-HERMES GENERAL SERVICE LLC

By:	/s/ Rich Lauer
Rich Lauer
President

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Co-Sale and First Refusal Agreement as of the day and year indicated above.

INVESTORS:

R. R. DONNELLEY & SONS COMPANY

By:	/s/ John C. Campanelli
Name: John C. Campanelli
Title:	President - Logistics

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

USF VENTURES INC.

By:	/s/ Christopher Ellis
Name: Christopher L. Ellis
Title: President

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

/s/ Philip Siegel
Philip Siegel

Deena Byers

Steven M. List

Greg A. Moerbe

Kyle Harvey

Casey Leaman

Vinita Busse

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDERS:

/s/ Philip Siegel
Philip Siegel

AV LABS I, L.P.

By:	AVL Partners I, L.P.
its General Partner

By:
Rob Adams
General Partner

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDERS:

Philip Siegel

AV LABS I, L.P.

By:	AVL Partners I, L.P.
its General Partner

By:	/s/ Rob Adams
Rob Adams
General Partner

SCHEDULE A

SCHEDULE OF INVESTORS

Investor Name and Address	Series A	Series B/B-1 *	Series C	Series D
StarVest Partners, L.P. StarVest Management Inc. Inc., as nominee c/o StarVest Management, Inc. 750 Lexington Avenue 15th Floor New York, NY 10022 Fax: (212) 863-2520 Attn: Laura B. Sachar				31,948,240 200,932

Austin Ventures VII, L.P. 300 W. 6th Street, Suite 2200 Austin, TX 78701 Fax: (512) 476-3952 Attn: Kenneth P. DeAngelis	6,000,000	50,403,225	76,923,077

AV Labs I, L.P. 300 W. 6th Street, Suite 2200 Austin, TX 78701 Fax: (512) 476-3952 Attn: Rob Adams	7,000,000	6,720,430	22,851,964

R. R. Donnelley & Sons Company 77 West Wacker Drive Chicago, IL 60601-1696 Fax: (312) 326-7156 Attn: Corporate Secretary	4,000,000	13,440,860	9,191,992

USF Ventures, Inc. c/o US Freightways Corporation 8550 W. Bryn Mawr Avenue Suite 700 Chicago, IL 60631 Attn: Christopher L. Ellis	6,000,000

virtualcfo Investments, L.P. 3409 Executive Center Drive Suite 104 Austin, TX 78731 Fax: (512) 345-5484 Attn: VP Finance & Administration	50,000

Spiegel-Hermes General Service LLC 3500 Lacey Road Downers Grove, IL 60515-5432 Fax: (630) 769-2810 Attn: Rich Lauer		40,322,580

Investor Name and Address	Series A	Series B/B-1 *	Series C	Series D
Philip Siegel 1701 Mistywood Drive Austin, TX 78746		252,016	1,923,077

Deena Byers 80 Red River Street, No. 209 Austin, TX 78701		130,567

Steven M. List 8121 Bottlebrush Drive Austin, TX 78750		26,556

Greg A. Moerbe 9404 Graceland Trail Austin, TX 78717		26,566

Kyle Harvey 7310 Foxtree Cove Austin, TX 78750		6,720

Casey Leaman 4017 Trailview Mesa Drive Austin, TX 78746		44,260

Vinita Busse 1204 Glenn Cove Austin, TX 78746		13,278

TOTALS	23,050,000	111,387,058	110,890,110	32,149,172

*	All shares are Series B-1 Preferred Stock except for 40,322,580 shares of Series B Preferred Stock held by Spiegel-Hermes General Service LLC.

SCHEDULE B

SCHEDULE OF FOUNDERS

Common Stockholder Name and Address	Shares of Common Stock Held
AV Labs I, L.P. 300 W. 6th Street, Suite 2200 Austin, TX 78701 Fax: (512) 476-3952 Attn: Rob Adams	16,000,000

Philip Siegel 1701 Mistywood Drive Austin, TX 78746	6,000,000

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Newgistics, Inc. (the “Company”), the compensation now and hereafter paid to me and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. Recognition of Company’s Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Board of Directors of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, “Proprietary Information” includes: (a) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques relating to the business or proposed products of the Company and that were learned or discovered by me during the term of my employment with the Company and that reasonably relate to the Company’s current or proposed products and business plans as defined during the term of my employment with the Company, except as expressly permitted by the Board of Directors of the Company during the term of my employment, at the time of my termination, or subsequent to my termination (hereinafter, included Proprietary Information is collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers that were learned or discovered by me during the term of my employment with the Company and that reasonably relate to the Company’s current or proposed products and business plans as defined during the term of my employment with the Company, except as expressly permitted by the Board of Directors of the Company during the term of my employment, at the time of my termination, or subsequent to my termination; and (c) information regarding the skills and compensation of other employees of the Company.

2. Third Party Information. I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an executive officer of the Company, other than myself, in writing.

3. Assignment of Inventions.

(a) I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.

(b) I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). Inventions assigned to the Company by this paragraph 3 are hereinafter referred to as “Company Inventions.”

4. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, after termination of my employment, I will disclose all patent applications filed by me within three years after termination of my employment with the Company.

6. Prior Inventions. Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.

7. Other Activities; Non-Competition; Non-Solicitation.

(a) During the term of my employment with the Company, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm or other entity that competes in the State of Texas, the United States or in any country in the world with the Company in the conduct of the business of the Company as conducted or as proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company.

(b) In consideration of the premises hereof and in further consideration of the Company’s promise to disclose to me confidential and proprietary information and trade secrets of the Company and the Company’s promise to provide me with immediate specialized training, and the experience I will gain throughout my employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree that for a period of one year after the date that my employment with the Company is terminated, for any reason, I will not, directly or indirectly, (i) compete in the State of Texas, the United States or any country in the world where the Company engages in business, or proposes to engage in business, on the date of the termination of my employment with the Company or (ii) participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm or other entity that competes any State of the United States or any country in the world with the Company in the conduct of the business of the Company as conducted and as proposed to be conducted on the date of termination of my employment. Notwithstanding the foregoing, I am permitted to own up to 5% of any class of securities of any corporation that is traded on a national securities exchange or through The Nasdaq Stock Market.

(c) During the term of my employment and for a period of one year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary nor will I solicit the employment services of any former employee of the Company or any subsidiary of the Company whose employment has been terminated for less than six months.

8. No Improper Use of Materials. I understand that I shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with my employment with the Company. During my employment by the Company I will not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person or entity.

9. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Authorization to Notify New Employer. I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

13. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

14. General Provisions.

(a) Governing Law. This Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

(b) Venue/Jurisdiction. With respect to any suit, action or other proceeding arising from (or relating to) this Agreement, I hereby irrevocably agree to the non-exclusive personal jurisdiction and venue of any court in Travis County, Texas.

(c) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supercedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

(d) Severability.

(i) I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(ii) I understand and agree that Section 7 of this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, Section 7 is held to be illegal, invalid or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

(e) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and assigns.

(f) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(g) Employment. I agree and understand that my employment with the Company is at will, which means that either I or the Company may terminate the employment relationship at any time, with or without prior notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

(h) Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(i) Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

This Agreement shall be effective as of the first day of my employment with the Company, namely:                                 ,             .

I understand that this agreement affects my rights to Inventions I make during my employment, restricts my right to disclose or use the Company’s Proprietary Information during or subsequent to my employment and prohibits me from competing with the Company and/or from soliciting employees of the Company for one year after my employment with the Company is terminated for any reason.

[Signature Page Follows]

I have read this Proprietary Information and Inventions Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

Dated: __________, ______.

Address:

ACCEPTED AND AGREED TO:

NEWGISTICS, INC.

By:

EXHIBIT A

Newgistics, Inc.

Ladies and/or Gentlemen:

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Newgistics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Confidentiality and Non-Compete Agreement.

No inventions or improvements.

See below:

Additional sheets attached.

I propose to bring to my employment the following materials and documents of a former employer:

No inventions or improvements.
See below:

Dated:             ,             .

INVENTION DISCLOSURE

Invention Disclosure #

Inventors:	1.

2.

3.

Title of Invention:

Problem solved by invention:

Invention Description:

Add additional signed, witnessed and dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company? Yes      No

Inventor Signature:	Date:

Witness Signature:	Date:

44